Exhibit 22

SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES

As of December 31, 2022, Regency Centers Corporation owned approximately 99.6% of the outstanding common partnership units of Regency Centers, L.P.

Guaranteed Securities	Issuer	Guarantor
$250 million 3.75% notes due June 15, 2024	Regency Centers, L.P.	Regency Centers Corporation
$250 million 3.90% notes due November 1, 2025	Regency Centers, L.P.	Regency Centers Corporation
$100 million 3.81% notes due May 11, 2026	Regency Centers, L.P.	Regency Centers Corporation
$100 million 3.91% notes due August 11, 2026	Regency Centers, L.P.	Regency Centers Corporation
$525 million 3.60% notes due February 1, 2027	Regency Centers, L.P.	Regency Centers Corporation
$300 million 4.125% notes due March 15, 2028	Regency Centers, L.P.	Regency Centers Corporation
$425 million 2.95% notes due September 15, 2029	Regency Centers, L.P.	Regency Centers Corporation
$600 million 3.70% notes due June 15, 2030	Regency Centers, L.P.	Regency Centers Corporation
$425 million 4.40% notes due February 1, 2047	Regency Centers, L.P.	Regency Centers Corporation
$300 million 4.650% notes due March 15, 2049	Regency Centers, L.P.	Regency Centers Corporation